                                                                     EXHIBIT 4.1




                            ANNUAL INFORMATION FORM



                      FOR THE YEAR ENDED DECEMBER 31, 2002






Dated:  March 19, 2003

INCORPORATION

Paramount Resources Ltd. ("Paramount" or the "Company") was incorporated under the laws of the Province of Alberta on February 14, 1978. The Company commenced operations as a public company listed on the Alberta Stock Exchange on December 18, 1978, with a successful Initial Public Offering that raised $4.7 million and a share exchange with a private company, Paramount Oil & Gas Ltd., for certain crude oil and natural gas assets with book value of $341,000.

On November 30, 1984, Paramount was listed on The Toronto Stock Exchange
(TSX) and is part of the S&P/TSX Composite Index (Oil & Gas Producers sub index).

The head and principal office of the Company is located at Suite 4700, 888 Third Street S.W., Calgary, Alberta T2P 5C5.

MANAGEMENT OF THE COMPANY

The management of the Company is provided by ten officers, two of whom currently also serve as directors. There are nine non-management directors to complete the Board of Directors. The names, municipality of residence, position with Paramount and principal occupation of each of the officers and directors can be found in the Management Information and Proxy Circular dated March 19, 2003.

The term of office for each director of the Company is from the date of the annual meeting at which the director is elected or appointed until the annual meeting next following or until his successor is elected or appointed. The current Board of Directors was nominated and elected at the Annual Meeting of the Shareholders held on June 20, 2002. The Board of Directors has an Audit Committee which consists of Messrs. Gorman, Roy and MacInnes; a Compensation Committee which consists of Messrs. C. H. Riddell, Roy and Wylie; and an Environmental Committee which consists of Messrs. MacInnes, Roy and Wylie.

As at December 31, 2002, the directors and officers of the Company as a group beneficially owned 31,978,795 common shares, representing 53.78 percent of the 59,458,600 issued and outstanding common shares of Paramount Resources Ltd.

The 2003 Annual General Meeting will be held on June 26, 2003 in Calgary,
Alberta.

DESCRIPTION AND DEVELOPMENT OF BUSINESS

Paramount Resources Ltd. is a Canadian natural resource company involved in the exploration, development and production of petroleum and natural gas, primarily in Alberta but also in British Columbia, Saskatchewan, the Northwest Territories, California, Montana, North Dakota and Wyoming. In 2002, sales of natural gas accounted for approximately 81 percent of the Company's total production.

The Company's ongoing exploration, development and production activities are designed to establish new reserves of oil and natural gas and increase the productive capacity of existing fields. In order to optimize its net capacity and control costs, the Company increases ownership and throughput in existing plants as economic opportunities arise and occasionally disposes of lower working interest properties. Paramount strives to maintain a balanced portfolio of opportunities, increasing its working interest in low to medium risk projects and entering into joint venture arrangements on select high risk/high return exploration prospects.

Paramount also participates in the petroleum and natural gas industry through the focused acquisition of petroleum and natural gas assets within established core areas. This acquisition strategy focuses on long-term value including assets which will increase Paramount's current working interest. To take advantage of opportunities as they arise, the Company maintains a strong balance sheet which allows such acquisitions to be financed.

At December 31, 2002, approximately 85 percent of Paramount's proved and probable natural gas reserves were located in Alberta with the balance in Montana, North Dakota, British Columbia, the Northwest Territories and Saskatchewan. Oil and natural gas liquids reserves are 60 percent located in Alberta, with the remainder in Saskatchewan, the Northwest Territories, North Dakota and Montana. In 2002, Paramount operated 75 percent of its producing natural gas wells and approximately 60 percent of its producing crude oil wells.

Paramount has established core areas of production in Kaybob, Sturgeon Lake/Mirage, Northwest Alberta, Liard/Northeast British Columbia and Southern Alberta/Southeast Saskatchewan/ Montana/North Dakota. Paramount is continuing to explore actively for petroleum and natural gas reserves in Central and Northwest Alberta, Northeast British Columbia, Southeast Saskatchewan, the Northwest Territories, Montana and North Dakota. The Company has also established opportunities for heavy oil exploration and development in Northeast Alberta. The development of new core areas ensures adequate supply for existing gas markets and contracts, and is accelerated within the limits of the Company's cash resources when markets are sufficient to support additional supply.

MAJOR EVENTS

a) SUBSEQUENT EVENTS

On May 12, 2002, Paramount announced its intention to create a new royalty trust that would hold substantially all of Paramount's Northeast Alberta natural gas assets. The following transactions were completed in the first quarter 2003:

1. On February 3, 2003, Paramount transferred to the Paramount Energy Trust ("PET" or "Trust") assets in the Legend area of Northeast Alberta for proceeds of $81 million, including 9,907,767 units of the Trust and a $30 million note payable.

2. On February 3, 2003, Paramount declared a dividend-in-kind of an aggregate of 9,907,767 trust units of PET. The dividend was paid to holders of Paramount common shares of record on the close of business on February 11, 2003. The dividend was declared after PET received all regulatory clearances with respect to its final prospectus in Canada and its registration statement in the United States. The final prospectus and registration statement qualified and registered

     (i)   the Dividend Trust Units,

     (ii) Rights to purchase further Trust Units, which Rights were issued to unitholders after the payment of the Dividend, and

     (iii) the Trust Units issuable upon the exercise of the Rights.

3. On March 11, 2003, in conjunction with the closing of a rights offering by the Trust, Paramount disposed of additional assets in Northeast Alberta to Paramount Operating Trust for total consideration of $220 million. The combined production of natural gas including the assets in the Legend area averaged 97 MMcf/d during 2002.

The closing of the above transactions in the first quarter 2003 represent the completion of the formation and structuring of Paramount Energy Trust.

b) ACQUISITIONS

Effective June 28, 2002, Paramount acquired all the issued and outstanding shares of Summit Resources Limited for a total consideration of $338.4 million including net debt. The acquisition increased the Corporation's proven and probable oil and natural gas liquids reserves at January 1, 2003, by 11.9 MMBbl and proven and probable natural gas reserves by 91 Bcf. Production was increased by approximately 5,000 Bbl/d of oil and natural gas liquids and 50 MMcf/d of natural gas.

c) CAPITAL TRANSACTIONS

Since inception, the Company has raised share capital in public markets on four occasions. In addition, the shares of Paramount have split twice on a three-for-one basis. As at December 31, 2002, the Company had 59,458,600 shares outstanding with an indicated market capitalization of $892 million based upon the December 31, 2002, $15.00 per share closing price on the Toronto Stock Exchange. Following is a summary of capital transactions the Company has completed in the past five years.

1. On October 8, 1999, Paramount issued 2.5 million common shares at an average price of $21.87 per share pursuant to a private placement flow-through share offering for gross proceeds of $54.7 million. Proceeds from the issue were used to fund the 1999-2000 capital expenditure program.

2. On November 13, 1998, Paramount issued 3.0 million common shares at a price of $15.00 per share for gross proceeds of $45.0 million pursuant to a prospectus dated November 4, 1998. Proceeds were initially used to reduce bank indebtedness.

COMPETITIVE CONDITIONS

The petroleum and natural gas industry is highly competitive. Paramount competes with numerous other participants in the search for and acquisition of crude oil and natural gas properties and in the marketing of these commodities. Successful reserve replacement in the future will depend not only on the further development of present properties, but also on the ability to select and acquire suitable prospects for exploratory drilling and development.

Paramount has firm service for most of its natural gas production as opposed to interruptible allocations on pipeline systems. The Company closely monitors the daily production from all of its plants ensuring that contractual obligations will be met. Balancing contractual commitments, natural gas sales are directed to those markets where the Company believes prices will be best.

ENVIRONMENTAL PROTECTION

Paramount has in place an Environmental Committee of the Board of Directors comprised of three non-management directors of the Company. The tenet of the Company's Environmental Policy is as follows: PARAMOUNT RESOURCES LTD. "PARAMOUNT" IS COMMITTED TO PROTECTING THE ENVIRONMENT, TO MAINTAINING PUBLIC HEALTH AND SAFETY, AND TO COMPLIANCE WITH ALL APPLICABLE ENVIRONMENTAL LAWS, REGULATIONS AND STANDARDS. PARAMOUNT WILL DO ALL THAT IT REASONABLY CAN TO ENSURE THAT SOUND ENVIRONMENTAL PRACTICES ARE FOLLOWED IN ALL OF ITS OPERATIONS AND ACTIVITIES.

The Committee is guided by a specific set of principles to ensure that this policy is supported. These principles apply to all employees of Paramount and are designed to make certain that all applicable environmental laws, regulations and standards are complied with. The Company monitors all activities and makes reasonable efforts to ensure that companies who provide services to Paramount will operate in a manner consistent with its environmental policy.

In recognition of its Environmental and Safety Policies and to demonstrate continual improvement in its performance, Paramount has been awarded the Canadian Association of Petroleum Producers' ("CAPP") Gold Level Certificate for Stewardship participation, the Silver Champion Level Reporter Recognition level from Canada's Climate Change Voluntary Challenge and Registry Inc. and the Alberta Human Resources and Employment Certificate of Recognition for its safety management program. Paramount is also registered in the Workers' Compensation Board `Partners in Injury Reduction' ("PIR") program. Paramount has systems and procedures in place to manage its safety and environmental affairs effectively and to meet regulatory compliance.

HUMAN RESOURCES

At January 1, 2003 Paramount had 152 full time head office employees and 128 full time employees at field locations. The Company's compensation of full time employees includes a combination of salary, benefits and participation in either a stock option plan or a company-assisted share purchase savings plan. Shares under the savings plan are purchased in the marketplace by the plan trustee.

LAND

The following table sets forth Paramount's land position at December 31, 2002. The Company's holdings total 7,675 gross (5,077 net) acres. Approximately 72 percent of the Company's gross land holdings are considered undeveloped, and approximately 47 percent of the undeveloped land is located in Alberta.

                                  2002               2001          2000             1999           1998
                            -----------------    ------------   ------------    ------------    ------------
(THOUSANDS OF ACRES)        GROSS(1)   NET(2)    Gross    Net   Gross    Net    Gross   Net     Gross   Net
------------------------------------------------------------------------------------------------------------
UNDEVELOPED LAND
   Alberta                     2,581    1,884    2,138  1,524   2,100  1,475    1,950  1,388    1,789  1,178
   British Columbia              248      164      248    163     178    101      191    105      138     73
   Saskatchewan                   21       15        6      1       7      1      199     39      238     44
   Northwest Territories         843      580      845    580     795    523      494    221      509    220
   Montana, North Dakota         149       70        -      -       -      -        -      -        -      -
   Other                       1,664      832    1,664  1,497   1,664  1,497        -      -        -      -
------------------------------------------------------------------------------------------------------------
   Subtotal                    5,506    3,545    4,901  3,765   4,744  3,597    2,834  1,753    2,674  1,515
------------------------------------------------------------------------------------------------------------
ACREAGE ASSIGNED RESERVES
   Alberta                     2,027    1,461    1,592  1,170   1,408  1,008    1,446  1,027    1,280    866
   British Columbia               32       10        8      3       3      1       17      9       16      9
   Saskatchewan                   12        6        1      0*      -      -       16      4       15     40
   Northwest Territories          74       45       74     45      61     42       60     41       45      3
   Montana, North Dakota          24       10        -      -       -      -        -      -        -      -
------------------------------------------------------------------------------------------------------------
   Subtotal                    2,169    1,532    1,675  1,218   1,472  1,051    1,539  1,081    1,356    918
------------------------------------------------------------------------------------------------------------
TOTAL ACRES                    7,675    5,077    6,575  4,984   6,216  4,648    4,373  2,834    4,030  2,433
------------------------------------------------------------------------------------------------------------

* Net acreage assigned reserves in Saskatchewan less than 1,000 acres.

(1) "Gross" acres means the total acreage in which Paramount has a working interest, or a royalty interest that may be converted to a working interest.

(2) "Net" acres means the number of acres obtained by multiplying the gross acres by Paramount's working interest therein.

DRILLING HISTORY

The following table summarizes the results of Paramount's drilling activity for each of the last five fiscal years. The working interest in certain of these wells may change after payout.

                                  2002               2001          2000             1999            1998
                            -----------------    ------------   ------------    ------------    -------------
                            GROSS(1)   NET(2)    Gross    Net   Gross    Net    Gross   Net     Gross   Net
-------------------------------------------------------------------------------------------------------------
DEVELOPMENT WELLS(3)
   Gas                            76     56.3      101   84.4      37   27.0       50  41.9        50    36.3
   Oil                             5      3.1        7    6.1       9    5.8        8   4.0        10     3.9
   Standing/service                1      1.0        -      -       2    1.3        1   0.5         5     3.8
   Dry                             7      4.0        4    3.5       2    2.0        3   2.0         4     3.5
-------------------------------------------------------------------------------------------------------------
   Subtotal                       89     64.4      112   94.0      50   36.1       62  48.4        69    47.5
-------------------------------------------------------------------------------------------------------------
EXPLORATORY WELLS(4)
   Gas                            38     27.4       66   52.6      88   71.6       42  31.3        59    38.1
   Oil                             4      3.6        5    4.2       2    0.5        1   0.3        13     2.9
   Standing/service                -        -        1    0.5       -      -        2   0.4         6     3.6
   Dry                             4      4.0       12    7.4      23   20.5        7   5.7        25    11.8
-------------------------------------------------------------------------------------------------------------
   Subtotal                       46     35.0       84   64.7     113   92.6       52  37.7       103    56.4
-------------------------------------------------------------------------------------------------------------
Total Wells                      135     99.4      196  158.7     163  128.7      114  86.1       172   103.9
-------------------------------------------------------------------------------------------------------------

(1) "Gross" wells means the number of wells in which Paramount has a working interest or a royalty interest that may be converted to a working interest.

(2) "Net" wells means the aggregate number of wells obtained by multiplying each gross well by Paramount's percentage working interest therein.

(3) "Development" well is a well drilled within or in close proximity to a discovered pool of petroleum or natural gas.

(4) "Exploratory" well is a well drilled either in search of a new and as yet undiscovered pool of petroleum or natural gas or with the expectation of significantly extending the limit of a pool that is partly discovered.

OIL AND NATURAL GAS WELLS

As at December 31, 2002, Paramount had an interest in 3,083 gross (2,059.0 net) producing and non-producing oil and natural gas wells as follows:

                                                                     PRODUCING         NON-PRODUCING(1)
                                                                 ------------------    ----------------
As at December 31, 2002                                          Gross(2)    Net(3)    Gross      Net
-------------------------------------------------------------------------------------------------------
CRUDE OIL WELLS
   Alberta                                                            282     168.7      122       70.8
   Saskatchewan                                                       133      66.0       34       15.6
   Northwest Territories                                                -         -        7        5.6
   Montana                                                             38      25.7        5        3.5
   North Dakota                                                        59      25.0       10        3.9
   Wyoming                                                              -         -        1        0.8
--------------------------------------------------------------------------------------------------------
   Subtotal                                                           512     285.4      179      100.2
--------------------------------------------------------------------------------------------------------
NATURAL GAS WELLS
   Alberta                                                          1,335     958.9      937      672.9
   British Columbia                                                    24       8.8       17        8.8
   Saskatchewan                                                         1         -        1        0.3
   Northwest Territories                                               12       7.1       23       13.3
   Montana                                                             23       1.8       15        1.1
   North Dakota                                                         1         -        -          -
   California                                                           1       0.1        2        0.3
   Subtotal                                                         1,397     976.7      995      696.7
--------------------------------------------------------------------------------------------------------
TOTAL                                                               1,909   1,262.1    1,174      796.9
--------------------------------------------------------------------------------------------------------

(1) "Non-producing" wells are wells which Paramount considers capable of production but which, for a variety of reasons including but not limited to a lack of markets and lack of development, cannot be placed on production at the present time.

(2) "Gross" wells means the number of wells in which Paramount has a working interest or a royalty interest that may be convertible to a working interest.

(3) "Net" wells means the aggregate number of wells obtained by multiplying each gross well by Paramount's percentage working interest therein.

RESERVES

The majority of Paramount's assigned reserves of crude oil, natural gas liquids, and natural gas are located in western Canada, with the remaining reserves in the United States; specifically Montana and North Dakota. For 2002, all reserves were determined through independent engineering evaluations completed by McDaniel & Associates Consultants Ltd. ("McDaniel"), Sproule Associates Limited, and Sproule Associates Inc. Their reports were prepared effective January 1, 2003. The following table details Paramount's working interest share of reserves, net reserves after royalties, and present worth values as at December 31, 2002.

                                                                               PRESENT WORTH VALUE
DECEMBER 31, 2002 RESERVE SUMMARY                     GROSS      NET        (BEFORE TAX, $ MILLIONS)
--------------------------------------------------------------------------------------------------------
                                                      (Bcf)    (Bcf)     0%       10%      12%     15%
--------------------------------------------------------------------------------------------------------
NATURAL GAS RESERVES
Proved producing                                      344.2    272.5     925.1    686.3    654.9   613.9
Proved nonproducing                                    75.7     63.2     116.8     69.7     64.1    57.1
Proved undeveloped                                     26.6     23.4      69.7     28.1     24.6    20.5
--------------------------------------------------------------------------------------------------------
Total proved                                          446.5    359.1   1,111.6    784.1    743.6   691.5
--------------------------------------------------------------------------------------------------------
Probable additional                                   172.1    131.8     477.8    227.8    202.5   172.1
50% reduction for risked probable reserves            (86.0)   (65.9)   (238.9)  (113.9)  (101.3)  (86.0)
--------------------------------------------------------------------------------------------------------
Risked probable additional                             86.1     65.9     238.9    113.9    101.2    86.1
Total risked natural gas reserves                     532.6    425.0   1,350.5    898.0    844.8   777.6
--------------------------------------------------------------------------------------------------------

                                                     Mbbl     Mbbl       0%      10%      12%       15%
----------------------------------------------------------------------------------------------------------
CRUDE OIL AND NATURAL GAS LIQUIDS RESERVES
Proved producing                                   14,677.1   12,251.3   237.4    165.7    157.1     146.2
Proved nonproducing                                 1,858.3    1,609.9    36.5     21.7     20.2      18.4
Proved undeveloped                                  1,009.9      934.7    18.5     11.3     10.4       9.3
----------------------------------------------------------------------------------------------------------
Total proved                                       17,545.3   14,795.9   292.4    198.7    187.7     173.9
----------------------------------------------------------------------------------------------------------
Probable additional                                 5,300.5    4,645.1    93.2     47.2     42.6      37.0
50% reduction for risked probable reserves         (2,650.3)  (2,322.5)  (46.6)   (23.6)   (21.3)    (18.5)
----------------------------------------------------------------------------------------------------------
Risked probable additional                          2,650.2    2,322.6    46.6     23.6     21.3      18.5
----------------------------------------------------------------------------------------------------------
Total risked crude oil and natural gas
   liquids reserves                                20,195.5   17,118.5   339.0    222.3    209.0     192.4
----------------------------------------------------------------------------------------------------------

The Company's five-year summary of reserves is outlined in the following tables. Probable reserves reported in the tables below have been arbitrarily reduced by 50 percent to account for risk.

NATURAL GAS RESERVES (Bcf)                                      2002    2001     2000     1999      1998
--------------------------------------------------------------------------------------------------------
GROSS BEFORE ROYALTIES
Proved producing                                               344.2   298.9    338.5    370.9     412.8
Proved non-producing, proved undeveloped                       102.3   138.8    179.6    223.8     194.5
--------------------------------------------------------------------------------------------------------
   Total proved                                                446.5   437.7    518.1    594.7     607.3
Probable additional                                            172.1   126.0    139.3    155.1     180.9
--------------------------------------------------------------------------------------------------------
   Total proved and probable                                   618.6   563.7    657.4    749.8     788.2
50% reduction for risked probable reserves                     (86.0)  (63.0)   (69.6)   (77.5)    (90.5)
--------------------------------------------------------------------------------------------------------
   Total risked reserves                                       532.6   500.7    587.8    672.3     697.7
--------------------------------------------------------------------------------------------------------
NET AFTER ROYALTIES
Proved producing                                               272.5   234.8    265.3    284.0     318.8
Proved non-producing, proved undeveloped                        86.6   118.6    155.1    192.7     173.4
--------------------------------------------------------------------------------------------------------
   Total proved                                                359.1   353.4    420.4    476.7     492.2
Probable additional                                            131.8   103.6    113.4    127.7     150.3
--------------------------------------------------------------------------------------------------------
   Total proved and probable                                   490.9   457.0    533.8    604.4     642.5
50% reduction for risked probable reserves                     (65.9)  (51.8)    (56.7)  (63.8)    (75.2)
--------------------------------------------------------------------------------------------------------
   Total risked reserves                                       425.0   405.2    477.1    540.6     567.3
--------------------------------------------------------------------------------------------------------

CRUDE OIL & LIQUIDS RESERVES (MBbl)
GROSS BEFORE ROYALTIES
Proved producing                                   14,677.1    5,063.0    4,290.0    3,231.1     5,018.0
Proved non-producing, proved undeveloped            2,868.2    1,276.0      419.0    3,032.8     2,877.0
--------------------------------------------------------------------------------------------------------
   Total proved                                    17,545.3    6,339.0    4,709.0    6,263.9     7,895.0
Probable additional                                 5,300.5    1,628.0    1,271.0    2,616.0     3,735.0
--------------------------------------------------------------------------------------------------------
   Total proved and probable                       22,845.8    7,967.0    5,980.0    8,879.9    11,630.0
50% reduction for risked probable reserves         (2,650.3)    (814.0)    (635.5)  (1,308.0)   (1,867.5)
--------------------------------------------------------------------------------------------------------
   Total risked reserves                           20,195.5    7,153.0    5,344.5    7,571.9     9,762.5
--------------------------------------------------------------------------------------------------------
NET AFTER ROYALTIES
Proved producing                                   12,251.3    4,037.0    3,325.0    2,569.3     4,102.0
Proved non-producing, proved undeveloped            2,544.6    1,058.0      292.0    2,303.7     2,109.0
--------------------------------------------------------------------------------------------------------
   Total proved                                    14,795.9    5,095.0    3,617.0    4,873.0     6,211.0
Probable additional                                 4,645.1    1,411.0    1,106.0    2,134.6     3,053.0
--------------------------------------------------------------------------------------------------------
   Total proved and probable                       19,441.0    6,506.0    4,723.0    7,007.6     9,264.0
50% reduction for risked probable reserves         (2,322.5)    (706.0)    (553.0)  (1,067.3)   (1,526.5)
--------------------------------------------------------------------------------------------------------
   Total risked reserves                           17,118.5    5,800.0    4,170.0    5,940.3     7,737.5
--------------------------------------------------------------------------------------------------------

RESERVE RECONCILIATION

The table below sets forth Paramount's reconciliation of gross proved and probable reserves from January 1, 2002 to January 1, 2003, using escalated prices and costs. The probable reserves have been reduced by 50 percent to account for risk.

NATURAL GAS RESERVES (Bcf)                                                 PROVED     PROBABLE      TOTAL
---------------------------------------------------------------------------------------------------------
Risk discounted balance at January 1, 2002                                  437.7         63.0      500.7
Revisions of previous estimates                                              (9.7)        19.0        9.3
Extensions and discoveries                                                   30.5          8.8       39.3
Acquisitions of gas in place                                                 76.1         18.3       94.4
Dispositions of gas in place                                                    -            -          -
Production estimate                                                         (88.1)           -      (88.1)
50% reduction for risked probable reserves                                      -        (23.0)     (23.0)
---------------------------------------------------------------------------------------------------------
Balance at January 1, 2003                                                  446.5         86.1      532.6
---------------------------------------------------------------------------------------------------------

CRUDE OIL AND LIQUIDS (MBbl)                                                PROVED   PROBABLE       TOTAL
---------------------------------------------------------------------------------------------------------
Risk discounted balance at January 1, 2002                                 6,339.0      814.0     7,153.0
Revisions of previous estimates                                            1,244.3      395.8     1,640.1
Extensions and discoveries                                                 1,012.0      367.0     1,379.0
Acquisitions of crude oil/liquids in place                                11,017.0    2,910.0    13,927.0
Dispositions of crude oil/liquids in place                                       -          -           -
Production estimate                                                       (2,067.0)         -    (2,067.0)
50% reduction for risked probable reserves                                       -   (1,836.6)   (1,836.6)
---------------------------------------------------------------------------------------------------------
Balance at January 1, 2003                                                17,545.3    2,650.2    20,195.5
---------------------------------------------------------------------------------------------------------

The following table sets forth Paramount's reconciliation of gross natural gas reserves for each of the past five years.

NATURAL GAS RESERVES (Bcf)                                      2002    2001     2000     1999      1998
--------------------------------------------------------------------------------------------------------
Opening balance                                                500.7   587.8    672.3    697.8     559.2
Revisions of previous estimates                                  9.3   (57.6)   (85.1)   (96.3)     71.0
Extensions and discoveries                                      39.3    40.1     59.8     99.4     100.1
Acquisitions of gas in place                                    94.4     5.9     29.0     38.8      64.9
Dispositions of gas in place                                       -       -    (14.0)       -     (16.9)
Production estimate                                            (88.1)  (82.0)   (82.0)   (80.3)    (67.7)
50% reduction for risked probable reserves                     (23.0)    6.5      7.8     12.9     (12.8)
--------------------------------------------------------------------------------------------------------
Closing balance                                                532.6   500.7    587.8    672.3     697.8
--------------------------------------------------------------------------------------------------------

The following definitions form the basis of classification for reserves presented in the McDaniel report:

1. "PROVED RESERVES" are those reserves estimated as recoverable under current technology and existing economic conditions from that portion of a reservoir which can be reasonably evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and engineering data, including the reserves to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir. Reserves assigned to non-producing zones in producing wells were classified as producing if the reserve quantities were estimated to be minor relative to the Company's reserves in the area.

i) PROVED PRODUCING RESERVES

Those proved reserves that are actually on production, or if not producing, that could be recovered from existing wells or facilities and where the reasons for the current non-producing status is the choice of the owner. An illustration of such a situation is where a well or zone is capable but is shut-in because its deliverability is not required to meet contract commitments. Reserves assigned to non-producing zones in producing wells were classified as producing if the reserve quantities were estimated to be minor relative to the Company's reserves in the area.

ii) PROVED NON-PRODUCING RESERVES

Those non-producing proved reserves recoverable from existing wells that require relatively minor capital expenditures to produce.

iii) PROVED UNDEVELOPED RESERVES

Those reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major capital expenditure will be required.

2. "PROBABLE ADDITIONAL RESERVES" are those reserves which analysis of drilling, geological, geophysical and engineering data does not demonstrate to be proved under current technology and existing economic conditions, but where such analysis suggests the likelihood of their existence and future recovery. Probable additional reserves to be obtained by the application of enhanced recovery processes will be the increased recovery over and above that estimated in the proved category which can be realistically estimated for the pool on the basis of enhanced recovery processes which can be reasonably expected to be instituted in the future.

3. "GROSS RESERVES" are defined as the reserves owned before deduction of any royalties.

4. "NET RESERVES" are defined as the gross reserves of the properties in which an interest is held, less all royalties and interests owned by others.

MAJOR PRODUCING PROPERTIES

The following table summarizes average production volumes from Paramount's major producing properties, for each of the last five fiscal years.

NATURAL GAS (MMcf/d)                                            2002    2001     2000     1999      1998
--------------------------------------------------------------------------------------------------------
NORTHEAST ALBERTA - EAST SIDE
Bohn Lake                                                        2.6     3.4      3.8      4.8         -
Chard                                                            2.3     2.4      2.7      3.5       4.2
Clyde                                                            2.8     3.0      2.8      2.2       2.5
Cold Lake                                                        9.5    11.9     14.4     17.1      13.3
Corner                                                          13.9    15.5     15.1     20.3      25.2
Kettle River                                                     4.5     5.5     10.9     24.9      24.8
Leismer                                                          9.5    11.2      8.0      3.5       3.1
Quigley                                                          3.3     3.0      5.0     10.1      11.6
Thornbury                                                        4.5     4.9      6.1      6.9       6.8
Winefred                                                         4.6     5.5      6.9      7.1       6.5
Other                                                            0.6     0.8      1.1      4.8       4.8
--------------------------------------------------------------------------------------------------------
Subtotal                                                        58.1    67.1     76.8    105.2     102.8
--------------------------------------------------------------------------------------------------------
NORTHEAST ALBERTA - WEST SIDE
East Legend                                                      3.9     4.7      4.5        -         -
East Liege                                                       2.2     3.1      4.2      5.7         -
Legend                                                          19.4    17.3     14.0     14.1      14.6
North Liege                                                      2.8     3.3      3.8      4.6       6.3
South Liege                                                      4.3     5.2      5.8      9.0       9.3
Saleski                                                          4.0     4.1      4.6      5.7       6.7
Teepee Creek                                                     1.7     2.7      5.3      9.3      10.7
Other                                                            0.5     1.2        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                        38.8    41.6     42.2     48.4      47.6
--------------------------------------------------------------------------------------------------------

KAYBOB*
Clover                                                           3.9     0.3        -        -         -
Fox Creek                                                        4.9     2.5      1.5        -         -
Kakwa                                                            1.1       -        -        -         -
Kaybob                                                          12.2    18.8     18.5      9.8       6.5
Kaybob North                                                    36.5    30.7     31.0     24.5      13.2
Pine Creek                                                       9.7     7.5      7.3      4.9         -
Tony North                                                       3.6     1.8        -        -         -
Two Creeks                                                       2.7       -        -        -         -
Other                                                           12.9     3.7      2.3      8.4       7.4
--------------------------------------------------------------------------------------------------------
Subtotal                                                        87.5    65.3     63.7     47.6      27.1
--------------------------------------------------------------------------------------------------------
STURGEON LAKE/MIRAGE*
Mirage                                                           2.9       -        -        -         -
Saddle Hills                                                     0.8       -        -        -         -
Sturgeon Lake                                                    1.9       -        -        -         -
Other                                                            1.4     3.1        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                         7.0     3.1        -        -         -
--------------------------------------------------------------------------------------------------------
NORTHWEST ALBERTA
Assumption                                                       1.5     2.7      2.8
Bistcho Lake                                                     8.3     9.5     10.7     10.0       8.0
Cameron Hills                                                    9.0      -         -        -         -
Negus East                                                       4.3     6.7      4.8        -         -
Negus West                                                       2.2     3.6      1.9        -         -
Pedigree                                                         4.9     6.1      5.1      3.3         -
Other                                                            0.2     0.6      0.8      0.7         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                        30.4    29.2     26.1     14.0       8.0
--------------------------------------------------------------------------------------------------------
LIARD BASIN - NORTHEAST BRITISH COLUMBIA/NORTHWEST TERRITORIES*
Clarke Lake                                                      3.2       -        -        -         -
Maxhamish/Liard                                                  4.8     5.2      4.6        -         -
Liard Non-Op                                                     1.8     2.5      0.8        -         -
Tattoo                                                           2.5       -        -        -         -
Other                                                              -     1.6        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                        12.3     9.3      5.4        -         -
--------------------------------------------------------------------------------------------------------
SOUTHERN ALBERTA/SASKATCHEWAN/MONTANA/NORTH DAKOTA*
Chain/Craigmyle                                                  1.8       -        -        -         -
Retlaw                                                           1.3       -        -        -         -
Sylvan Lake                                                      1.0       -        -        -         -
Other                                                            1.3       -        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                         5.4       -        -        -         -
--------------------------------------------------------------------------------------------------------
NON-CORE                                                         1.9     9.4      5.8      4.8      18.0
--------------------------------------------------------------------------------------------------------
TOTAL                                                          241.4   225.0    220.0    220.0     203.5
--------------------------------------------------------------------------------------------------------

CRUDE OIL AND LIQUIDS (Bbl/d)
--------------------------------------------------------------------------------------------------------
KAYBOB*
Fox Creek                                                        101       -        -        -         -
Kakwa                                                            116       -        -        -         -
Kaybob 10-2                                                      162       -        -        -         -
Kaybob                                                           110     171      119       89        84
Kaybob North                                                     900     711      498      218       253
Kaybob West                                                      344     576      274      297       323
Pine Creek                                                       437     265      213      152       138
Other                                                            121     132      154       83       223
--------------------------------------------------------------------------------------------------------
Subtotal                                                       2,291   1,855    1,258      839     1,021
--------------------------------------------------------------------------------------------------------
STURGEON LAKE/MIRAGE*
Mirage                                                           182       -        -        -         -
Sturgeon Lake                                                  1,110       -        -        -         -
Sunset                                                            55       -        -        -         -
Other                                                              6       -        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                       1,353       -        -        -         -
--------------------------------------------------------------------------------------------------------
SOUTHERN ALBERTA/SASKATCHEWAN/MONTANA/NORTH DAKOTA*
Beaver Creek                                                      97       -        -        -         -
Enchant                                                          187       -        -        -         -
Knutson                                                          196       -        -        -         -
Rabbit Hills                                                     129       -        -        -         -
Saskatchewan                                                     534     130      218      852       790
Other                                                            589       -        -        -         -
--------------------------------------------------------------------------------------------------------
Subtotal                                                       1,732     130      218      852       790
--------------------------------------------------------------------------------------------------------
LIARD/NEBC                                                        15      21       95        -         -
--------------------------------------------------------------------------------------------------------
NORTHWEST ALBERTA 35                                               -       -        -        -
----------------------------------------------------------------------------------------------
NON-CORE                                                         237     159        -      163       177
--------------------------------------------------------------------------------------------------------
TOTAL                                                          5,663   2,165    1,571    1,854     1,988
--------------------------------------------------------------------------------------------------------

*six-month production volumes with respect to properties acquired in the Summit acquisition have been averaged over 12 months (annualized).

The following is a summary of Paramount's major producing properties at December 31, 2002. Paramount's exploration efforts are primarily concentrated in Alberta, British Columbia, Saskatchewan, the Northwest Territories, Montana and North Dakota. In 2002, production from the Northeast Alberta core area accounted for 40 percent of the Company's total natural gas production. Natural gas production from the Company's core area in Kaybob accounted for 36 percent of the total production in 2002. Sturgeon Lake/Mirage, a new core area for the Company resulting mainly from the Summit acquisition, accounted for 3 percent on an annualized basis, with 13 percent from Northwest Alberta, 5 percent from Liard, 2 percent from the new core area at Southern Alberta/Southeast Saskatchewan/Montana/North Dakota, and the remaining 1 percent from non-operated production in non-core areas.

Paramount's natural gas liquids production is from production at the Kaybob core area, Sturgeon Lake/Mirage and Southern Alberta/Southeast
Saskatchewan/Montana/North Dakota. The majority of the Company's crude oil production comes from Kaybob (41 percent), Sturgeon Lake (24 percent) and Southern Alberta (31 percent). Paramount's working interests have been determined before royalties and after deduction of any third party carried interests. Production refers to Paramount's working interest before the deduction of royalties.

NORTHEAST ALBERTA - EAST SIDE - KETTLE

These properties are located in the Company's northeasternmost shallow gas production area. The natural gas produced from these facilities is Cretaceous in age at depths up to 450 meters.

Production from this core area was significantly curtailed with the AEUB decision of May 1, 2000, ordering the shut-in of 22 MMcf/d of net gas sales in the Surmont area in which Paramount has a working interest. As a result of this shut-in, the facilities at Chard, Kettle River and Quigley were consolidated into one plant at Kettle River during third quarter 2000 to improve operating efficiencies. The Kettle River property description accounted for the acreage and wells formerly reported separately at Chard and Quigley. Certain of the wells shut in due to the AEUB decision at Surmont have been recompleted in the Clearwater zone and successfully placed back on production. Thus, gas from this region was processed at the Paramount-operated plant at Kettle River, two non-operated plants at Winefred and Surmont where the Company's gas was processed for a custom processing fee, and at a third party-operated plant at Bohn Lake where the Company had a working interest in the facility. Details relative to each major property and facility are described below.

KETTLE RIVER

113,600 gross (102,585 net) acres of land assigned reserves
29,760 gross (25,190 net) acres undeveloped lands
105 gross (96.0 net) producing wells
52 gross (47.2 net) non-producing wells
Average production net to Paramount in 2002: 10.1MMcf/d

WINEFRED

67,840 gross (29,440 net) acres of land assigned reserves
60,928 gross (22,000 net) acres undeveloped lands
42 gross (36.7 net) producing wells
44 gross (38.5net) non-producing wells
Average production net to Paramount in 2002: 4.6 MMcf/d

BOHN LAKE

46,400 gross (14,272 net) acres of land assigned reserves
1,600 gross (533 net)acres undeveloped lands
44 gross (12.8 net) producing wells
7 gross (1.9 net) non-producing wells
Average production net to Paramount in 2002: 2.6 MMcf/d

NORTHEAST ALBERTA - EAST SIDE - CORNER

These properties, located in the shallow gas region directly west of Kettle River, produce natural gas from the high deliverability Colony, McMurray and Clearwater reservoirs found in this region of the core area.

The Company owned and operated three facilities at Corner, Leismer, and Clyde Lake at December 31, 2002. Paramount gas was also processed at two outside-operated facilities at Pony and Thornbury for a custom processing fee.

The major producing properties in this area are further detailed below.

CORNER

74,240 gross (73,155 net) acres of land assigned reserves
28,160 gross (27,200 net) acres undeveloped lands
61 gross (60.4 net) producing wells
19 gross (18.8 net) non-producing wells
Average production net to Paramount in 2002: 13.9MMcf/d

LEISMER

114,560 gross (108,078 net) acres of land assigned reserves
91,520 gross (85,151 net) acres undeveloped lands
56 gross (51.2 net) producing wells
79 gross (75.6 net) non-producing wells
Average production net to Paramount in 2002: 9.5 MMcf/d

THORNBURY

48,000 gross (34,252 net) acres of land assigned reserves
3,200 gross (1,152 net) acres undeveloped lands
46 gross (33.9 net) producing wells
22 gross (14.7 net) non-producing wells
Average production net to Paramount in 2002: 4.5 MMcf/d

CLYDE LAKE

12,800 gross (11,771 net) acres of land assigned reserves
14,080 gross (14,080 net) acres undeveloped lands
13 gross (12.3 net) producing wells
8 gross (8.0 net) non-producing wells
Average production net to Paramount in 2002: 2.8 MMcf/d

NORTHEAST ALBERTA - EAST SIDE - COLD LAKE

Cold Lake is located south of the aforementioned properties, still in the northeastern shallow gas region and producing from Cretaceous age clastic reservoirs. Gas was processed at two Company-owned plants in this area and at third-party facilities for a custom processing fee. The Company also has a 5 to 6 percent net profit interest in approximately 159 heavy oil wells from two different projects in this area.

COLD LAKE

96,001 gross (73,223 net) acres of land assigned reserves
36,160 gross (30,569 net) acres undeveloped lands
111 gross (91.5 net) producing wells
73 gross (58.1 net) non-producing wells
Average production net to Paramount in 2002: 9.5 MMcf/d

NORTHEAST ALBERTA - WEST SIDE

These properties formed the Company's Northeast Alberta - West Side core area at December 31, 2002. This gas was produced from carbonate reservoirs of Devonian age at depths ranging from 200 to 600 meters as well as from the Cretaceous McMurray and Wabiskaw formations. The Company produced gas from six facilities in this area, five of which the Company owned and operated; Company operated facilities included Legend, East Liege, North Liege, South Liege and Saleski. The Company owned 50 percent of the third party-operated plant at Teepee Creek.

These properties are described below.

LEGEND

106,880 gross (89,514 net) acres of land assigned reserves
24,960 gross (24,422 net) acres undeveloped lands
59 gross (48.1 net) producing wells
20 gross (16.8 net) non-producing wells
Average production net to Paramount in 2002: 19.4MMcf/d

SOUTH LIEGE

85,920 gross (78,891 net) acres of land assigned reserves
31,360 gross (12,163 net) acres undeveloped lands
26 gross (25.2 net) producing wells
47 gross (42.5 net) non-producing wells
Average production net to Paramount in 2002: 4.3 MMcf/d

SALESKI

65,920 gross (62,342 net) acres of land assigned reserves
22,080 gross (19,424 net) acres undeveloped lands
18 gross (17.2 net) producing wells
12 gross (11.1 net) non-producing wells
Average production net to Paramount in 2002: 4.0 MMcf/d

EAST LEGEND

27,520 gross (27,520 net) acres of land assigned reserves
24,960 gross (24,960 net) acres undeveloped lands
17 gross (17.0 net) producing wells
8 gross (8.0 net) non-producing wells
Average production net to Paramount in 2002: 3.9 MMcf/d

NORTH LIEGE

69,760 gross (63,333 net) acres of land assigned reserves
No undeveloped lands
14 gross (13.3 net) producing wells
23 gross (20.4 net) non-producing wells
Average production net to Paramount in 2002: 2.8 MMcf/d

EAST LIEGE

10,560 gross (9,471 net) acres of land assigned reserves
640 gross (556 net) acres undeveloped lands
11 gross (10.0 net) producing wells
4 gross (3.7 net) non-producing wells
Average production net to Paramount in 2002: 2.2 MMcf/d

TEEPEE CREEK

76,399 gross (39,481 net) acres of land assigned reserves
61,440 gross (46,720 net) acres undeveloped lands
20 gross (10.0 net) producing wells
24 gross (14.0 net) non-producing wells
Average production net to Paramount in 2002: 1.7 MMcf/d

KAYBOB

These properties form one of the Company's core areas in Central Alberta and produce gas, oil and natural gas liquids from the Cretaceous Viking, Spirit River, Notikewin and Bluesky/Gething formation as well as the Triassic Montney formation and the Devonian Swan Hills formation.

Paramount operates natural gas plants at Kaybob North, Kaybob , Clover, and Two Creeks and an oil battery at Kaybob West. The Company processes gas from Pine Creek, Clover, Fox Creek, Kaybob South, Pass Creek and Archean at third-party-operated facilities for a fee.

This core area accounted for 36 percent of the Company's total natural gas production in 2002 and 41 percent of the crude oil production.

The major producing facilities are described below. All of the production that came over with the Summit acquisition has been averaged over the total year.

KAYBOB NORTH

107,680 gross (92,197 net) acres of land assigned reserves
86,880 gross (69,887 net) acres undeveloped lands
147 gross (128.9 net) producing gas wells
30 gross (21.8 net) non-producing gas wells
26 gross (20.8 net) producing oil wells
22 gross (18.6 net) non-producing oil wells
Average production net to Paramount in 2002: 36.5 MMcf/d, 900 Bbl/d

KAYBOB

53,120 gross (47,448 net) acres of land assigned reserves
44,160 gross (29,547 net) acres undeveloped lands
58 gross (51.5 net) producing wells
24 gross (21.6 net) non-producing wells
Average production net to Paramount in 2002: 12.2 MMcf/d, 110 Bbl/d

PINE CREEK

44,480 gross (26,576 net) acres of land assigned reserves
46,080 gross (35,819 net) acres undeveloped lands
55 gross (33.8 net) producing gas wells
17 gross (8.8 net) non-producing gas wells
4 gross (0.3 net) producing oil wells
Average production net to Paramount in 2002: 9.7 MMcf/d, 437 Bbl/d

FOX CREEK

31,840 gross (16,614 net) acres of land assigned reserves
15,200 gross (11,420 net) acres undeveloped lands
34 gross (20.8 net) producing gas wells
15 gross (8.2 net) non-producing gas wells
Average production net to Paramount in 2002: 4.9 MMcf/d, 101 Bbl/d

CLOVER

14,560 gross (4,656 net) acres of land assigned reserves
1,600 gross (1,280 net) acres undeveloped lands
17 gross (15.7 net) producing gas wells
1 gross (1.0 net) non-producing gas wells
1 gross (0.1 net) non-producing oil wells
Average production net to Paramount in 2002: 3.9 MMcf/d, 21 Bbl/d

KAYBOB WEST

3,200 gross (3,200 net) acres of land assigned reserves
640 gross (640 net) acres undeveloped lands
17 gross (17.0 net) producing oil wells
2 gross (2.0 net) non-producing oil wells
Average production net to Paramount in 2002: 0.9MMcf/d, 344 Bbl/d

KAKWA

25,760 gross (3,352 net) acres of land assigned reserves
3,200 gross (1,532 net) acres undeveloped lands
25 gross (3.4 net) producing oil wells
11 gross (3.1 net) non-producing oil wells
Average production net to Paramount in 2002: 1.1 MMcf/d, 116 Bbl/d

STURGEON LAKE/MIRAGE

This is a new core area for the Company. Paramount acquired the Sturgeon Lake plant and property through the Summit acquisition and another acquisition completed July 1, 2002. Other producing properties gained with the Summit deal are Mirage, Sunset and Valhalla. The Sturgeon Lake property, located in Central Alberta, produces light sour crude oil and liquids rich gas from Devonian Leduc reefs at approximate depths of 9,500 feet. The Mirage property produces light sour crude oil and solution gas form the Upper and Lower Halfway formation at depths of approximately 4,525 feet. Sunset produces oil from Montney reservoirs at depths of about 1,720 feet.

The major producing facilities are described below. Production values for this core area have been annualized.

STURGEON LAKE

21,160 gross (12,884 net) acres of land assigned reserves
80,440 gross (69,183 net) acres undeveloped lands
13 gross (4.1 net) producing gas wells
17 gross (12.6 net) non-producing gas wells
44 gross (35.9 net) producing oil wells
20 gross (14.5 net) non-producing oil wells
Annualized production net to Paramount in 2002: 1.9 MMcf/d, 1,110 Bbl/d

MIRAGE

11,120 gross (10,213 net) acres of land assigned reserves
22,240 gross (19,440 net) acres undeveloped lands
10 gross (9.0 net) producing gas wells
4 gross (3.6 net) non-producing gas wells
22 gross (22.0 net) producing oil wells
5 gross (5.0 net) non-producing oil wells
Annualized production net to Paramount in 2002: 2.9 MMcf/d, 182 Bbl/d

SUNSET

3,680 gross (1,449 net) acres of land assigned reserves
1,280 gross (753 net) acres undeveloped lands
11 gross (4.7 net) producing oil wells
2 gross (0.9 net) non-producing oil wells
Annualized production net to Paramount in 2002: 55 Bbl/d

NORTHWEST ALBERTA

The Company has five plants in the Northwest Alberta core area at Bistcho Lake, Cameron Hills, Negus West, Negus East and Assumption. Gas is processed through a third-party-operated plant at Pedigree for a processing fee. Bistcho Lake is located approximately 60 kilometers north of the Zama Lake pipeline terminal. This Company-operated sour gas processing facility at Bistcho Lake produces gas of Middle Devonian age at depths up to 4,950 feet (1,500 meters). The plant at Bistcho Lake also processes gas from a third party-operated field to the south at Larne. Cameron Hills came on production March 29, 2002.

The Negus/Assumption area is east of Rainbow Lake.

The Negus West, Negus East and Assumption Company-operated plants produce gas of Pleistocene age at depths of 30 to 50 meters and Cretaceous gas from the Bluesky/Gething formations at depths from 250 to 300 meters.

The major properties are described below.

CAMERON HILLS

44,898 gross (39,668 net) acres of land assigned reserves
40,615 gross (33,928 net) acres undeveloped lands
6 gross (5.2 net) producing gas wells
8 gross (7.1 net) non-producing gas wells
6 gross (5.3 net) non-producing oil wells
Average production net to Paramount in 2002: 9.0 MMcf/d

BISTCHO LAKE

52,791 gross (26,941 net) acres of land assigned reserves
342,064 gross (203,859 net) acres undeveloped lands
43 gross (22.1 net) producing gas wells
30 gross (16.4 net) non-producing gas wells
Average production net to Paramount in 2002: 8.3 MMcf/d, 35 Bbl/d

PEDIGREE

25,600 gross (14,174 net) acres of land assigned reserves
80,640 gross (49,376 net) acres undeveloped lands
18 gross (11.9 net) producing gas wells
26 gross (13.4 net) non-producing gas wells
Average production net to Paramount in 2002: 4.9 MMcf/d

NEGUS EAST

21,760 gross (18,003 net) acres of land assigned reserves
97,920 gross (94,293 net) acres undeveloped lands
6 gross (5.1 net) producing gas wells
24 gross (20.6 net) non-producing gas wells
Average production net to Paramount in 2002: 4.3 MMcf/d

NEGUS WEST

37,760 gross (77,498 net) acres of land assigned reserves
28,671 gross (41,228 net) acres undeveloped lands
22 gross (21.1 net) producing gas wells
36 gross (24.8 net) non-producing gas wells
Average production to Paramount in 2002: 2.2 MMcf/d

LIARD BASIN, NORTHEAST BRITISH COLUMBIA/NORTHWEST TERRITORIES

The Company operates two gas plants in northeast British Columbia at Tattoo and Maxhamish.

Maxhamish produces gas of Mississippian age from four wells, three in the Northwest Territories and one in Northeast British Columbia. The Tattoo gas plant, constructed in 2001, produces gas of Mississippian age from two wells in Northeast British Columbia.

Acquired through the Summit acquisition was a non-operated interest in the Clarke Lake natural gas field located ten miles southeast of the city of Fort Nelson in British Columbia. This field is largely winter access only and produces gas from the Upper Devonian Slave Point formation. The Summit acquisition production has been annualized.

Paramount also produces Devonian-age gas from three wells through a non-operated gas plant in the Northwest Territories.

MAXHAMISH/LIARD

16,797 gross (6,462 net) acres of land assigned reserves
486,526 gross (204,474 net) acres undeveloped lands
5 gross (2.3 net) producing gas wells
5 gross (2.0 net) non-producing gas wells
Average production net to Paramount in 2002: 4.8 MMcf/d

TATTOO

1,298 gross (649 net) acres of land assigned reserves
18,818 gross (13,302 net) acres undeveloped lands
2 gross (1.0 net) producing gas wells
1 gross (0.5 net) non-producing gas wells
Average production net to Paramount in 2002: 2.5 MMcf/d

CLARKE LAKE

14,773 gross (5,916 net) acres of land assigned reserves
1,496 gross (544 net) acres undeveloped lands
14 gross (5.4 net) producing gas wells
9 gross (3.7 net) non-producing gas wells
Annualized production net to Paramount in 2002: 3.2 MMcf/d

LIARD NON-OP

14,708 gross (439 net) acres of land assigned reserves
There are no Company interests in undeveloped lands
2 gross (0.1 net) producing gas wells
1 gross (0.1 net) non-producing gas wells
Average production net to Paramount in 2002: 1.8 MMcf/d

SOUTHERN ALBERTA/SOUTHEAST SASKATCHEWAN/MONTANA/NORTH DAKOTA

This is a new core production area for the Company. These properties were part of the Summit acquisition that closed June 28, 2002.

North of the border, the Company produces gas from the Cretaceous Belly River Viking, Glauconititc and Ostracod zones, and the Mississippian Banff limestones. Oil is produced form the Jurassic Sawtooth sandstone in Alberta, and the Midale beds in Saskatchewan.

Oil is produced from the Middle Jurassic Shaunavan formation in Montana as well as the the Mississippian Bakken and the Ordovician Red River. Oil production in North Dakota produces out of the Bakken and the Mission Canyon formation of Mississippian age.

All of the production volumes have been annualized in the following major properties summary.

CHAIN/CRAIGMYLE/DELIA

49,127 gross (32,212 net) acres of land assigned reserves
26,960 gross (23,831 net) acres undeveloped lands
62 gross (39.6 net) producing gas wells
22 gross (14.9 net) non-producing gas wells
10 gross (5.4 net) producing oil wells
6 gross (1.4 net) non-producing oil wells
Average production net to Paramount in 2002: 1.8 MMcf/d

RETLAW

6,720 gross (4,608 net) acres of land assigned reserves
480 gross (480 net) acres undeveloped lands
4 gross (4.0 net) producing gas wells
7 gross (6.0 net) non-producing gas wells
1 gross (0.4 net) producing oil wells
1 gross (1.0 net) non-producing oil wells
Average production net to Paramount in 2002: 1.3 MMcf/d

SYLVAN LAKE

2,240 gross (1,553 net) acres of land assigned reserves
2,560 gross (2,560 net) acres undeveloped lands
6 gross (4.9 net) producing gas wells
1 gross (1.0 net) non-producing gas wells
1 gross (0.8 net) producing oil wells
2 gross (1.5 net) non-producing oil wells
Average production net to Paramount in 2002: 1.0 MMcf/d

BEAVER CREEK, NORTH DAKOTA

3,596 gross (2,452 net) acres of land assigned reserves
2,655 gross (1,922 net) acres undeveloped lands
21 gross (8.2 net) producing oil wells
5 gross (1.8 net) non-producing oil wells
Average production net to Paramount in 2002: 97 Bbl/d

ENCHANT, ALBERTA

3,360 gross (2,122 net) acres of land assigned reserves
1,960 gross (1,654 net) acres undeveloped lands
1 gross (1.0 net) producing gas wells
2 gross (1.0 net) non-producing gas wells
24 gross (20.5 net) producing oil wells
4 gross (3.9 net) non-producing oil wells
Average production net to Paramount in 2002: 187 Bbl/d

KNUTSON, NORTH DAKOTA

1,473 gross (1,426 net) acres of land assigned reserves
4,668 gross (3,722 net) acres undeveloped lands
13 gross (12.7 net) producing oil wells
2 gross (1.9 net) non-producing oil wells
Average production net to Paramount in 2002: 196 Bbl/d

RABBIT HILLS, MONTANA

3,608 gross (2,937 net) acres of land assigned reserves
14,218 gross (13,014 net) acres undeveloped lands
23 gross (1.8 net) producing gas wells
8 gross (0.7 net) non-producing gas wells
18 gross (17.1 net) producing oil wells
3 gross (2.5 net) non-producing oil wells
Average production net to Paramount in 2002: 129 Bbl/d

SASKATCHEWAN

11,684 gross (5,676 net) acres of land assigned reserves
20,760 gross (14,560 net) acres undeveloped lands
1 gross (0.3 net) non-producing gas wells
133 gross (66.0 net) producing oil wells
34 gross (15.7 net) non-producing oil wells
Average production net to Paramount in 2002: 534 Bbl/d

SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

a) ANNUAL FINANCIAL INFORMATION

($ THOUSANDS EXCEPT PER SHARE AMOUNTS)(1)

YEAR ENDED DECEMBER 31                            2002         2001        2000         1999       1998
-------------------------------------------------------------------------------------------------------
REVENUES                                    $  473,942   $  528,373   $ 391,470    $ 211,658   $165,527
-------------------------------------------------------------------------------------------------------
EXPENSES
-------------------------------------------------------------------------------------------------------
Royalties, net of ARTC                          74,444       99,706       80,541      37,567     20,874
Operating                                       86,067       61,045       47,974      39,030     33,005
Interest                                        23,943       19,291       22,313      15,042     12,745
General and administrative*                     15,870       12,346        9,660       8,566      4,452
Lease rentals                                    4,552        4,319        5,231       4,056      4,185
Current income taxes and other                   9,150       27,729        2,305       1,567      2,109
-------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATIONS                   $  259,916   $  303,937   $  223,446   $ 105,830   $ 88,157
   Per share - basic                        $     4.37   $     5.11   $     3.76   $    1.84   $   1.62
   Per share - diluted                      $     4.36   $     5.11   $     3.76   $    1.84   $   1.62

Depreciation and depletion                  $  169,433   $  105,433   $   50,563   $  47,013   $ 46,554
Dry hole costs                              $  120,058   $    8,944   $    7,019   $  10,399   $ 11,667
Net earnings                                $   10,307   $  118,902   $   86,062   $  28,683   $ 18,210

*net of non-cash general and administrative expenses.

a) ANNUAL FINANCIAL INFORMATION

                                                               YEAR ENDED DECEMBER 31
                                            -----------------------------------------------------------
                                                  2002         2001         2000        1999       1998
-------------------------------------------------------------------------------------------------------
   Per share - basic                        $     0.17   $     2.00   $     1.45   $    0.50   $   0.34
   Per share - diluted                      $     0.16   $     2.00   $     1.45   $    0.50   $   0.34
-------------------------------------------------------------------------------------------------------
BALANCE SHEET INFORMATION
-------------------------------------------------------------------------------------------------------
Capital expenditures (gross)                $  521,264   $  261,184   $  249,048   $ 171,079   $215,982
Gross property/equipment sales              $    4,995   $   11,763   $   34,205   $   1,894   $ 19,042
Working capital (deficiency)                $  (15,973)  $   25,902   $   22,640   $  16,437   $ (2,346)
Total assets                                $1,536,384   $1,176,323   $1,047,829   $ 740,454   $624,195
Long-term operating bank debt               $  539,270   $  316,600   $  315,000   $ 268,819   $226,439
Shareholders' equity                        $  546,105   $  535,384   $  418,254   $ 328,992   $262,932
Dividends paid                                       -            -            -   $   2,973   $  2,848
   Per share                                         -            -            -   $    0.05   $   0.05
-------------------------------------------------------------------------------------------------------
SHARE INFORMATION
-------------------------------------------------------------------------------------------------------
Average number of common
   shares outstanding (THOUSANDS)               59,458       59,454       59,454      57,529     54,348
Market price
   High                                     $    17.60   $    18.75   $    20.00   $   26.00   $  17.00
   Low                                      $    13.00   $    12.00   $    10.50   $   12.00   $  11.00
-------------------------------------------------------------------------------------------------------

b) ANNUAL OPERATING INFORMATION (CONTINUED)

YEAR ENDED DECEMBER 31                            2002         2001         2000        1999       1998
-------------------------------------------------------------------------------------------------------
RESERVES (proved and probable)
Natural gas (Bcf)                                  619          564          657         750        788
Crude oil and liquids (MBbl)                    22,846        7,967        5,980       8,880     11,630
-------------------------------------------------------------------------------------------------------
LAND HOLDINGS (THOUSANDS OF ACRES)
Gross                                            7,675        6,575        6,216       4,373      4,030
Net                                              5,077        4,984        4,648       2,834      2,433
-------------------------------------------------------------------------------------------------------
PRODUCTION
Natural gas (MMcf/d)                             241.4        225.0        220.0       220.0      203.5
   Average natural gas price ($/Mcf)        $     4.08   $     6.12   $     4.59   $    2.43  $    2.02
Crude oil and liquids (Bbl/d)                    5,663        2,165        1,571       1,854      1,988
   Average crude oil price ($/Bbl)          $    34.64   $    35.48   $    37.80   $   24.27  $   19.22
-------------------------------------------------------------------------------------------------------
DRILLING ACTIVITY (GROSS)
Gas wells                                          114          167          126          92        111
Oil wells                                            9           12           11           9         24
Standing/service                                     1            1            2           3          8
Dry and abandoned                                   11           16           24          10         29
-------------------------------------------------------------------------------------------------------
Total                                              135          196          163         114        172
-------------------------------------------------------------------------------------------------------
Success rate (%)                                    92           92           85          91         83
-------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES
Office                                             152          108           89          70         63
Field                                              128           80           68          53         65
-------------------------------------------------------------------------------------------------------
Total                                              280          188          157         123        128
-------------------------------------------------------------------------------------------------------

(1) All per share amounts are calculated using average number of shares outstanding, except dividends paid per share which are based upon actual shares outstanding at time of dividend declaration.

c) QUARTERLY FINANCIAL INFORMATION

The following information is presented with respect to each of the last eight fiscal quarters. ($ thousands except per share amounts)

                                           2002                                      2001
                         ----------------------------------------   ----------------------------------------
                          DEC. 31   SEPT. 30   JUNE 30   MARCH 31   Dec. 31    Sept. 30   June 30   March 31
------------------------------------------------------------------------------------------------------------
Net revenue              $110,180   $95,780   $110,206   $83,332   $ 75,232    $92,756   $114,358   $146,321
Earnings (loss)          $(41,399)  $ 6,180   $ 26,614   $18,912   $(10,433)   $33,249   $ 38,889   $ 57,197
   Per share - basic     $  (0.70)  $  0.10   $   0.45   $  0.32   $  (0.18)   $  0.56   $   0.66   $   0.96
   Per share - diluted   $  (0.70)  $  0.10   $   0.44   $  0.32   $  (0.18)   $  0.56   $   0.66   $   0.96
Cash flow                $ 62,102   $ 8,661   $ 80,956   $58,197   $ 47,732    $66,155   $ 70,654   $119,396
   Per share - basic     $   1.04   $  0.99   $   1.36   $  0.98   $   0.80    $  1.11   $   1.19   $   2.01
   Per share - diluted   $   1.04   $  0.99   $   1.36   $  0.98   $   0.80    $  1.11   $   1.19   $   2.01

Paramount has paid a cash dividend in two of the last five fiscal years. Future payments will be dependent upon the financial requirements of the Company to reinvest earnings, the financial condition of the Company and other factors which the Board of Directors of the Company may consider appropriate. The following table summarizes the Company's dividend payment record.

                                              2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------
Per share                                        -            -            -       $0.050       $0.050
Dividends paid ($ THOUSANDS)                     -            -            -       $2,973       $2,848
------------------------------------------------------------------------------------------------------

MANAGEMENT DISCUSSION AND ANALYSIS (MD&A - SEE PAGES 26 TO 39)

See the Company's Management's Discussion and Analysis relating to the audited financial statements for the fiscal years ended December 31, 2002 and 2001, which form part of this Annual Report.

MARKET FOR SECURITIES

The Common shares of Paramount Resources Ltd. are listed on The Toronto Stock Exchange under the trading symbol 'POU'.

ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration, principal holders of Paramount Resources Ltd. securities, options to purchase securities, and interests of insiders in material transactions, where applicable, is contained in Paramount's Management Information and Proxy Circular dated March 19, 2003. Additional financial information is contained in the Company's comparative financial statements for the year ended December 31, 2002.

For additional copies of this Annual Report and the materials listed in the preceding paragraphs, please contact:

J.H.T. (JIM) RIDDELL
President and Chief Operating Officer